Exhibit 10.6

2018 EQUITY INCENTIVE PLAN

VAPOTHERM, INC.

FRENCH QUALIFYING SUBPLAN

A company incorporated under the laws of Delaware - United States of America

Registered office: 100 Domain Drive, Exeter, NH 03833

August 31, 2020

Presentation

i. introduction

ii. applicable laws

iii.description of plan

iv.administration of plan

v.exercise of options (for stock options)

vi.miscellaneous

appendix I

i.	Introduction

On January 23, 2019, Vapotherm, Inc. (hereafter referred to as “the Company”) adopted an Equity Incentive Plan (the “Plan”) as a way to attract, retain and reward key Employees and Directors of, and consultants and advisors to the Company and its subsidiaries, to incentivize them to generate stockholder value, to enable them to participate in the growth of the Company and to align their interests with the interests of the Company’s stockholders.

The Plan permits the granting of the following types of Awards or a combination of them:

–	Stock Options,
–	Share Appreciation Rights,
–	Restricted Stock, Unrestricted Stock,
–	Stock Units including Restricted Stock Units (RSUs),
–	Performance Awards, and
–	Awards (other than Awards described above) that are convertible into or otherwise based on Stock.

The Plan is attached as an Appendix I to this Sub Plan. Exhibit A of the Plan provides that a granted Award can take the form of a Stock Option, i.e., an option entitling the holder to acquire shares of Stock upon payment of the exercise price. Section 12 of the Plan provides that “the Administrator may at any time and from time to time establish one or more sub-plans under the Plan (for local law compliance purposes or other purposes or administrative reasons determined by the Administrator) by adopting supplements to the Plan containing, in each case, (i) such limitations on the Administrator’s discretion under the Plan and (ii) such additional terms and conditions, as the Administrator deems necessary or desirable.  Each supplement so established will be deemed to be part of the Plan but will apply only to Participants within the group to which the supplement applies (as determined by the Administrator)”.

Based on these considerations, the Company’s Board of Directors adopted the present appendix as a subplan of the Plan, which shall only and exclusively apply to qualifying Employees and officers who are residents of France.

The provisions of this Sub Plan prevail over those of the Plan which may only apply to the extent they do not contravene the French laws, and especially the Articles of the French Commercial Code (“code de commerce”, when applicable, governing the allocation of stock options and the allocation of free shares, to be complied with for favorable domestic social and tax treatment.

Under the Sub Plan, qualifying Employees and officers (i.e. those mentioned as Beneficiaries in section III of the Sub Plan) will be granted :

- Stock Options giving them the possibility to acquire shares of the Company under the conditions provided by the Sub Plan, or

- RSUs, which correspond to free shares governed by Articles L. 225-197-1 to L. 225-197-6 of the French Commercial Code, the conditions of which the Company and each Beneficiary (as such term is defined in section III.1 below) undertake to respect.

Definitions: the following terms shall have the meanings ascribed to them in the Plan and notably its Appendix A: (i) Administrator, (ii) Award, (iii) Board, (iv) Company, (v) Employee, (vi) Fair Market Value, (vii) Performance Award, (viii) Plan, (ix) Restricted Stock, (x) Restricted Stock Units, (xi) SAR, (xii) Stock, (xiii) Stock Option, (xiv) Stock Unit, (xv) Unrestricted Stock.

ii.	Applicable laws

The Sub Plan has been prepared and shall be interpreted according to the following French laws and regulations:

•	Law n°70-1322 dated 31 December 1970 amended by law n°84-578 dated 9 July 1984 ;

•	Law n°87-416 dated 17 June 1987 ;

•	Finance Bill for 1990 n°89-935 dated 29 December 1989,

•	Amended Finance Bill 1993 n°94-1353 dated 22 June 1993,

•	Law n°95-116 dated 4 February 1995 ;

•	Law n°95-1346 dated 30 December 1995 ;

•	Regulation n°96-50 dated 24 January 1996 ;

•	Law n°96-1160 dated 27 December 1996 ;

•	Law n°98-546 dated 2 July 1998 ;

•	Law n°2001-420 dated 15 May 2001 ;

•	Law n°2004-1484 dated 30 December 2004 ;

•	Law n°2006-1770 dated 30 December 2006 ;

•	Article 74 of Law n°2007-1822 dated 24 December 2007 ;

•	Law n°2007-1786 dated 19 December 2007 ;

•	Law n°2008-1258 dated 3 December 2008 ;

•	Law n° 2012-387 dated 22 March 2012 ;

•	Law n°2012-1509 dated 29 December 2012 ;

•	Ordinance n°2013-544 dated 27 June 2013 ;

•	Law n°2014-384 dated 29 March 2014 ;

•	Law n°2015-990 dated 6 August 2015 ;

•	Finance Bill for 2017 n°2016-1917 dated 29 December 2016 ;

•	Finance Bill for 2018 n°2017-1837 dated 30 December 2017 ;

•	Law n°2019-486 dated 22 May 2019 ;

•	Law n°2019-744 dated 19 July 2019 ;

•	Ordinance n°2019-1234 dated 27 November 2019.

As well as any other laws or regulations that may become applicable.

Following the requirements resulting from the above-mentioned applicable laws, the Company’s Board of Directors adopted this Sub Plan authorizing the granting of a certain number of Stock Options or RSUs to Beneficiaries (as such term is defined in section III.1 below) giving them the right to acquire Shares of the Company (and/or to subscribe Shares to be issued by the Company). This authorization has been given until December 31, 2024.

iii.	description of plan

III.1Beneficiaries

Stock Options under the Sub Plan shall be granted only to Employees or officers who are Employees selected, at its discretion, by the Administrator who, at the time of such grant, have the legal status of Employee and do not individually hold more than 10% of the Company’s share capital (“Beneficiaries”).

III.2Conditions for grant

The Stock Options and RSUs under the Sub Plan will be granted to Beneficiaries by the Administrator following authorization given by the Company’s Board of Directors.

The Stock Options give Employees and officers the right to subscribe to or buy Shares in the Company, subject to the terms and conditions set forth in the Company’s Non-Qualified Stock Option Agreement and under the conditions set forth below.

The RSUs give the Beneficiaries the conditional right to receive, without payment and pursuant to and subject to the terms and conditions set forth in the Company’s Restricted Stock Unit Award Agreement, to receive, without payment, shares of the Company, under the conditions set forth below and in the Restricted Stock Unit Award Agreement.

III.3Stock subject to the Plan

The maximum aggregate number of Company’s Shares which may be issued for all Stock Options and all RSUs granted under the Sub Plan is 150,000 Shares.

In any case :

- the total number of Stock Options granted to Beneficiaries under this Sub Plan and any future stock option plan cannot give right to subscribe to Company’s Shares in excess of 1/3rd of the Company’s share capital.

- the total number of RSUs granted to Beneficiaries under this Sub Plan cannot give right to hold Company’s Shares in excess of 10% of the Company’s total share capital nor have for effect of granting to any Beneficiary more than 10% of the Company’s share capital.

III.4Option exercise price (for Stock Options)

The exercise price per share for the Company’s shares to be issued or purchased pursuant to exercise of a Stock Option shall be the Fair Market Value per share at the date of the option grant.

III.5Exercise of Stock Options and term of options

Stock Options shall vest and become exercisable by a Beneficiary following the provisions of section 6 (a) (4) of the Plan and those of the Non-Qualified Stock Option Agreement, subject to the following restrictions:

a)

If the event of the death of a Beneficiary during the term of his/her Stock Options (i.e., during employment), then, according to provisions of article L 225-183 of French Commercial Code, the Stock Options may be exercised by his/her estate at any time within a one-year period following the date of the death but only to the extent the right to exercise the Options had vested at the date of the death and exercise takes place during the original term of the Stock Options.

b)	A Beneficiary may exercise his/her Stock Options only if he still has the status of an Employee at the time of such exercise. As a result, unvested options terminate on a Beneficiary’s termination of employment for any reason and options that are not exercised during the time periods provided below will automatically terminate at the end of the term.

This which implies the following considering the French rules applicable to employment termination and retirement:

-

In case of voluntary termination of employment by the Employee, said Employee may not exercise his/her vested Stock Options if the exercise date takes place more than 3 months following the delivery to his/her employer of his/her letter notifying his/her decision to leave his/her employment;

-	In case of retirement, the Employee will lose his/her rights to exercise his/her vested Stock Options 3 months after the day his/her professional activity stops.

-

In case of termination of employment by the employer, the Employee’s rights to exercise his/her vested Stock Options will be maintained  during a 3-month period following the last day of work during the notice period (whether worked or not); the Employee will lose any such rights after that date.

III.6Allocation of RSUs

RSUs shall vest and become validly allocated to a Beneficiary following the provisions of section 6 (a) (4) of the Plan and those of the Restricted Stock Unit Award Agreement, subject to the following restrictions:

a)

Notwithstanding any contrary agreement, the vesting period of the RSUs granted shall not last less than one (1) year, as determined by the Board of Directors in compliance with the minimum duration determined by the shareholders of the Company. If the duration of the vesting period is inferior to two (2) years, the Beneficiaries shall also respect a holding period (hereafter the “Holding Period”) during which the Shares of the Company allocated in accordance with the Restricted Stock Unit Agreement shall not be transferred. The total duration of the vesting period and of the Holding Period together shall not be less than two (2 years).

It is specified that the Beneficiaries shall not be the legal owners of the Shares of the Company allocated under the RSU agreement until the end of the vesting period and can not be entitled before that date to the legal quality of shareholder of the Company nor to the rights attached to this quality.

In any case, the Shares of the Company allocated under any RSU agreement to a Beneficiary shall not be transferred, after the end of the Holding Period, within thirty (30) days preceding the announcement of the disclosing of an intermediate financial report of the Company or preceding the date on which the Company’s annual financial report is made public.

In accordance with Article L. 225-197-1 of the French Commercial Code, these Shares shall not be transferred by any Beneficiary who has knowledge of any “privileged information” as defined by the regulation (EU) n°596/2014, which has not been made public.

b)

In the event of the death of a Beneficiary during the vesting period, according to provisions of article L 225-197-3 of the French Commercial Code, his/her estate may at any time within a six-month period following the date of the death, ask for the allocation of the free Shares of the Company which would have been allocated in accordance with the RSU agreement, subject to any applicable condition.

c)

In case of restructuring operations intervening during the vesting period (exchange of shares without cash balance following a merger or demerger), the requirements set by Article L.225-197-1 of the French Commercial Code remain applicable.

d)

RSUs allocated to executives of the Company as listed in Article L.225-97-1 of the French Commercial Code (members of the Board of Directors or of a supervisory board, chief executive officer or deputy chief executive officer of the Company), must be held by the concerned Beneficiaries up to the end of their functions.

III.7Adjustments upon changes in capital  (for Stock Options)

The number of Shares available to be acquired through a particular Stock Option grant issued under the Sub Plan as well as the exercise price of such Shares shall be definitely set upon the date of such Option grant.

However, applicable laws and notably section L 225-181 of the French Commercial Code provide for adjustment provisions in cases where operations on share capital affecting the number of Shares, such as capital increases by incorporation of reserves, capital decrease, issuance of preference shares. Similar provisions are provided in section 7 of the Plan.

In these situations, the Company shall make the necessary adjustments as provided by section L. 225-181 and L. 228-99 of the Commercial Code consistent with the terms of the Plan. These adjustments may be provided through price adjustment or adjustment in the number of Stock Options.

They may not take the form of substitutions (cash payment or alternative consideration) as mentioned in the Plan.

In order to make such adjustments, the Administrator may temporarily suspend all exercise rights under the Plan for a maximum of a 1-month period. The Beneficiaries will then be informed in writing.

III.8Non-transferability of stock options and RSUs

The Stock Options and RSUs under the Sub Plan giving right to acquire or being allocated Shares of the Company may not be sold, transferred or disposed of in any manner except in the case of death of a Beneficiary as provided in sections III.5 and III.6 above.

III.9 Notice of grant

Each Beneficiary will receive an individual notice of grant from the Company’s Board of Directors/ or Administrator designating:

-

The number of Shares to be subscribed or purchased by him through exercise of his/her Stock Options in accordance with the Stock Option agreement or the number of Shares of the Company allocated in accordance with the RSU agreement;

-	The exercise price per share for the Company’s Shares to be issued or purchased pursuant to the exercise of a Stock Option; and
-	The period of time during which the Stock Options may be exercised.

A copy of the Sub Plan prepared by the Administrator following the authorization given by the Company’s Board of Directors shall be delivered to each Beneficiary.

iv.	Administration of plan

The Plan will be administered by the Administrator.

With respect to the Administrator’s authority, as described in section 3 of the Plan, to determine the exercise price or purchase price, if any, applicable to any Award, to determine, modify or waive the terms and conditions of any Award, to determine the form of settlement of Awards and to prescribe forms, rules and procedures relating to the Plan and Awards, such authority shall be subject to the express provisions and limitations of the Sub Plan in accordance to the relevant articles of the French Commercial Code. Moreover, any Administrator’s decision taken pursuant to these provisions shall be applicable only if such decision is in favor of the Beneficiaries.

The Administrator will provide the Beneficiaries with any documents required in order to exercise their Stock Options and transfer the acquired Shares, whenever necessary.

v.	Exercise of options (for stock options)

V.1Conditions for exercise

A Beneficiary may exercise his/her Stock Options only if he is an Employee at the date of such exercise. As a consequence, no exercise may take place in case the employment is interrupted or terminated.

Stock Options may be exercised in one or several times.

Each Stock Option shall give the right to subscribe to or to purchase one Share of the Company.

V.2Procedure for exercise

A Stock Option shall be deemed to be exercised when the following documents have been sent to the Company:

-	A written notice of exercise sent by registered letter with acknowledgment of receipt, indicating the number of Stock Options exercised;

-

Full payment of the exercise price, either by check to the Company’s order or by bank transfer to the Company’s benefit or as otherwise directed by the Company. These methods of payment are the only ones acceptable under the Sub Plan.

In case new Shares are issued as a result of the exercise, the Company will deliver a subscription certificate to the Beneficiary.

The date indicated on the notice of exercise shall be the date of exercise of the Stock Option.

vI.	Miscellaneous

The Sub Plan shall have duration of ten (10) years.

Any amendment to the Plan shall be in writing and handed to the Beneficiaries or sent to the address they notified to the Company or, in the absence of such address, to their last domicile known by the Company.

Appendix I
2018 EQUITY INCENTIVE PLAN

Vapotherm, Inc.

2018 Equity Incentive Plan

1.Defined Terms

Exhibit A, which is incorporated by reference, defines certain terms used in the Plan and sets forth operational rules related to those terms.

2.Purpose

The Plan is intended to advance the interests of the Company by providing for the grant to Participants of Stock and Stock-based Awards.  The purposes of the Plan are to attract, retain, and reward key Employees and Directors of, and consultants and advisors to, the Company and its subsidiaries, to incentivize them to generate stockholder value, to enable them to participate in the growth of the Company and to align their interests with the interests of the Company’s stockholders.

3.Administration

The Plan will be administered by the Administrator.  The Administrator has discretionary authority, subject only to the express provisions of the Plan, to administer and interpret the Plan and any Awards; to determine eligibility for and grant Awards; to determine the exercise price, base value from which appreciation is measured, or purchase price, if any, applicable to any Award; to determine, modify or waive the terms and conditions of any Award; to determine the form of settlement of Awards (whether in cash, shares of Stock, other Awards, or other property); to prescribe forms, rules and procedures relating to the Plan and Awards; and to otherwise do all things necessary or desirable to carry out the purposes of the Plan and any Awards.  Determinations of the Administrator made with respect to the Plan or any Award are conclusive and bind all persons.

4.Limits on Awards Under the Plan

(a)Number of Shares.  Subject to adjustment as provided in Section 7(b), the number of shares of Stock that may be issued in satisfaction of Awards under the Plan is 998,900 shares of Stock (the “Initial Share Pool”).  The Initial Share Pool will automatically increase (i) by the number of shares of Stock underlying awards under the Prior Plan (which will not exceed 769,419 shares) that on or after the Date of Adoption expire or are terminated, surrendered or cancelled without the delivery of shares of Stock, are forfeited to, or repurchased by, the Company, or otherwise become available again for grant under the Prior Plan, in each case, in accordance with its terms and (ii) on January 1st of each year from 2019 until 2028, by the lesser of (A) four percent (4%) of the number of shares of Stock outstanding as of the close of business on the immediately preceding December 31st and (B) the number of shares of Stock determined by the Board on or prior to such date for such year (the Initial Share Pool, as it may be so increased, the “Share Pool”).  Up to 166,500 of the shares of Stock from the Share Pool may be issued in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be granted under the Plan.  For purposes of this Section 4(a), shares of Stock will not be treated as issued under the Plan, and will not reduce the

Share Pool, unless and until, and to the extent, the shares are actually issued to a Participant.  Without limiting the generality of the foregoing, shares of Stock withheld by the Company in payment of the exercise price or purchase price of an Award or in satisfaction of tax withholding requirements with respect to an Award and shares of Stock underlying any portion of an Award that is settled or that expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company, in each case, without the issuance (or retention (in the case of Restricted Stock)) of Stock, will not be treated as issued in satisfaction of Awards under the Plan and will not reduce the Share Pool.  The limits set forth in this Section 4(a) will be construed to comply with the applicable requirements of Section 422.

(b)Substitute Awards.  The Administrator may grant Substitute Awards under the Plan.  To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), shares of Stock issued in respect of Substitute Awards will be in addition to and will not reduce the Share Pool, but, notwithstanding anything in Section 4(a) to the contrary, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company, in each case, without the issuance (or retention (in the case of restricted stock)) of Stock, the shares of Stock previously subject to such Award will not increase the Share Pool or otherwise be available for future issuance under the Plan.  The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all; provided that Substitute Awards will not be subject to, and will not count against, the individual limits described in Section 4(d).

(c)Type of Shares.  The shares of Stock issued under the Plan may be shares of authorized but unissued Stock, treasury Stock, or Stock acquired in an open-market transaction.  No fractional shares of Stock will be issued under the Plan.

(d)Limits on Director Compensation.  The aggregate value of all compensation granted or paid to any Director with respect to any calendar year, including Awards granted under the Plan and cash fees or other compensation paid by the Company to such Director outside of the Plan, in each case, for his or her services as a Director during such calendar year, may not exceed $500,000 in the aggregate, calculating the value of any Awards based on the grant date fair value in accordance with the Accounting Rules and assuming maximum payout levels.

5.Eligibility and Participation

The Administrator will select Participants from among key Employees and Directors of, and consultants and advisors to, the Company and its subsidiaries.  Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.  Eligibility for NSOs and SARs is limited to individuals who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.

6.Rules Applicable to Awards

(a)All Awards.

(1)Award Provisions.  The Administrator will determine the terms and conditions of all Awards, subject to the limitations provided herein.  By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms and conditions of the Award and the Plan.  Notwithstanding any provision of the Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2)Term of Plan.  No Awards may be made after ten years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms.

(3)Transferability.  Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution.  During a Participant’s lifetime, ISOs and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), SARs and NSOs may be exercised only by the Participant.  The Administrator may permit the transfer of Awards other than ISOs, subject to applicable securities and other laws and such terms and conditions as the Administrator may determine.

(4)Vesting; Exercisability. The Administrator will determine the time or times at which an Award vests or becomes exercisable and the terms and conditions on which a Stock Option or SAR remains exercisable.  Without limiting the foregoing, the Administrator may at any time accelerate the vesting and/or exercisability of an Award (or any portion thereof), regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration.  Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(A)Except as provided in (B) and (C) below, immediately upon the cessation of the Participant’s Employment each Stock Option and SAR (or portion thereof) that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and each other Award that is then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not then vested, will be forfeited.

(B)Subject to (C) and (D) below, each vested and unexercised Stock Option and SAR (or portion thereof) held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months following such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C)Subject to (D) below, each vested and unexercised Stock Option and SAR (or portion thereof) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her death or by the Company as a result of his or her Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the one-year period ending on the first anniversary of the Participant’s death or the date on which the Participant’s Employment is terminated as a result of his or her Disability or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D)All Awards (whether or not vested or exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause (in each case, without regard to the lapsing of any required notice or cure periods in connection therewith).

(5)Recovery of Compensation.  The Administrator may provide in any case that any outstanding Award (whether or not vested or exercisable), the proceeds from the exercise or disposition of any Award or Stock acquired under any Award, and any other amounts received in respect of any Award or Stock acquired under any Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, (i) if the Participant to whom the Award was granted is not in compliance with any provision of the Plan or any applicable Award, any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment, or other restrictive covenant by which he or she is bound, or any policy of the Company or any of its subsidiaries that is applicable to the Participant and that provides for forfeiture, disgorgement or clawback with respect to incentive compensation that includes Awards under the Plan; or (ii) to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended.  Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees (or will be deemed to have agreed) to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement described in this Section 6(a)(5).  Neither the Administrator nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 6(a)(5).

(6)Taxes.  The issuance, delivery, vesting, and retention of Stock, cash or other property under an Award are conditioned upon the full satisfaction by the Participant of all tax and other withholding requirements with respect to the Award.  The Administrator will prescribe such rules for the withholding of taxes and other amounts with respect to any Award as it deems necessary.  The Administrator may hold back shares of Stock from an Award or permit a Participant to tender previously-owned shares of Stock in satisfaction of tax or other withholding requirements (but not in excess of the maximum withholding amount consistent with the Award being subject to equity accounting treatment under the Accounting Rules).  Any amounts withheld pursuant to this Section 6(a)(6) will be treated as though such payment had been made directly to the Participant.

(7)Dividend Equivalents.  The Administrator may provide for the payment of amounts, on such terms and subject to conditions established by the Administrator, in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award, whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award.  Subject to Section 6(a)(10), any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A.  Dividends and dividend equivalent amounts payable in respect of Awards that are subject to restrictions may be subject to such limitations or restrictions as the Administrator may impose.

(8)Rights Limited.  Nothing in the Plan or any Award will be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or any of its subsidiaries, or any rights as a stockholder except as to shares of Stock actually issued under the Plan.  The loss of existing or potential profit in any Award will not constitute an element of damages in the event of a termination of a Participant’s Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its subsidiaries to the Participant.

(9)Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or any of its subsidiaries.  For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or any of its subsidiaries may be settled in shares of Stock (including, without limitation, Unrestricted Stock) under the Plan if the Administrator so determines, in which case the shares will be treated as issued under the Plan (and will reduce the Share Pool in accordance with the rules set forth in Section 4).

(10)Section 409A.

(A)Without limiting the generality of Section 11(b), each Award will contain such terms as the Administrator determines and will be construed and administered such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(B)If a Participant is determined on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the first business day following the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(a)(10)(B) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award agreement.

(C)With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar event, to the extent required to avoid the imposition of any additional tax, interest, or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

(D)For purposes of Section 409A, each payment made under the Plan will be treated as a separate payment.

(b)Stock Options and SARs.

(1)Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be considered to have been exercised until the Administrator receives a notice of exercise in a form acceptable to the Administrator that is signed by the appropriate person and accompanied by any payment required under the Award.  Any attempt to exercise a Stock Option or SAR by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

(2)Exercise Price.  The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise must be no less than 100% (in the case of an ISO granted to a 10-percent stockholder within the meaning of Section 422(b)(6) of the Code, 110%) of the Fair Market Value of a share of Stock, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant.

(3)Payment of Exercise Price.  Where the exercise of an Award (or portion thereof) is to be accompanied by a payment, payment of the exercise price must be made by cash or check acceptable to the Administrator or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of previously acquired unrestricted shares of Stock, or the withholding of unrestricted shares of Stock otherwise issuable upon exercise, in either case, that have a Fair Market Value equal to the exercise price; (ii) through a broker-assisted exercise program acceptable to the Administrator; (iii) by other means acceptable to the Administrator; or (iv) by any combination of the foregoing permissible forms of payment.  The delivery of previously acquired shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4)Maximum Term.  The maximum term of Stock Options and SARs must not exceed 10 years from the date of grant (or five years from the date of grant in the case of an ISO granted to a 10-percent stockholder described in Section 6(b)(2)).

(5)Repricing.  Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split up, spin-off, combination or exchange of shares) or as otherwise contemplated by Section 7 below, The Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs; (ii) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs; or (iii) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

7.Effect of Certain Transactions

(a)Covered Transactions.  Except as otherwise expressly provided in an Award agreement or by the Administrator, the following provisions will apply in the event of a Covered Transaction:

(1)Assumption or Substitution.  If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for (i) the assumption or continuation of some or all outstanding Awards or any portion thereof or (ii) the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2)Cash-Out of Awards. Subject to Section 7(a)(5), the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof (including only the vested portion thereof), equal in the case of each applicable Award or portion thereof to the excess, if any, of (i) the Fair Market Value of a share of Stock multiplied by the number of shares of Stock subject to the Award or such portion, minus (ii) the aggregate exercise or purchase price, if any, of such Award or portion (or, in the case of a SAR, the aggregate base value above which appreciation is measured), in each case, on such payment and other terms and subject to such conditions (which need not be the same as the terms and conditions applicable to holders of Stock generally ) as the Administrator determines, including that any amounts paid in respect of such Award in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate.  For the avoidance of doubt, if the per share exercise or purchase price (or base value) of an Award or portion thereof is equal to or greater than the Fair Market Value of one share of Stock, such Award or portion may be cancelled with no payment due hereunder or otherwise in respect thereof.

(3)Acceleration of Certain Awards. Subject to Section 7(a)(5), the Administrator may provide that any Award requiring exercise will become exercisable, in full or in part, and/or that the issuance of any shares of Stock remaining issuable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated, in full or in part, in each case, on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following the exercise of the Award or the issuance of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

(4)Termination of Awards upon Consummation of Covered Transaction.  Except as the Administrator may otherwise determine, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) immediately upon the consummation of the Covered Transaction, other than (i) any Award that is assumed, continued or substituted for pursuant to Section 7(a)(1) and (ii) any Award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction.

(5)Additional Limitations.  Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) with respect to an Award may, in the discretion of the Administrator, contain such limitations or restrictions, if any, as the Administrator deems appropriate, including to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction.  For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) or an acceleration under Section 7(a)(3) will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition.  In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(6)Uniform Treatment.  For the avoidance of doubt, the Administrator need not treat Participants or Awards (or portions thereof) in a uniform matter, and may treat different Participants and/or Awards differently, in connection with a Covered Transaction.

(b)Changes in and Distributions with Respect to Stock.

(1)Basic Adjustment Provisions.  In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator will make appropriate adjustments to the maximum number of shares of Stock specified in Section 4(a) that may be issued under the Plan, the number and kind of shares of stock or securities underlying Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(2)Certain Other Adjustments.  The Administrator may also make adjustments of the type described in Section 7(b)(1) to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan or any Award.

(3)Continuing Application of Plan Terms.  References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.Legal Conditions on the Issuance of Stock

The Company will not be obligated to issue any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously issued under the Plan until:  (i) the Company is satisfied that all legal matters in connection with the issuance of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of issuance listed on any stock exchange or national market system, the shares to be issued have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived.  The Company may require, as a condition to the exercise of an Award or the issuance of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law.  Any Stock issued under the Plan will be evidenced in such manner as the Administrator determines appropriate, including book-entry registration or delivery of stock certificates.  In the event that the Administrator determines that stock certificates will be issued in connection with Stock issued under the Plan, the Administrator may require that such certificates bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending the lapse of the applicable restrictions.

9.Amendment and Termination

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by applicable law, and may at any time terminate the Plan as to any future grants of Awards; provided that, except as otherwise expressly provided in the Plan or the applicable Award, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to materially and adversely affect the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do in the Plan or at the time the applicable Award was granted.   Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code) or stock exchange requirements, as determined by the Administrator.  For the avoidance of doubt, no adjustment to any Award pursuant to the terms of Section 7 will be treated as an amendment requiring a Participant’s consent.

10.Other Compensation Arrangements

The existence of the Plan or the grant of any Award will not affect the right of the Company or any of its subsidiaries to grant any person bonuses or other compensation in addition to Awards under the Plan.

11.Miscellaneous

(a)Waiver of Jury Trial.  By accepting or being deemed to have accepted an Award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury.  By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding, or counterclaim, seek to enforce the foregoing waivers.  Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any Award to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b)Limitation of Liability.  Notwithstanding anything to the contrary in the Plan or any Award, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A, by reason of Section 4999 of the Code, or otherwise asserted with respect to any Award.

(c)Unfunded Plan.  The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any Award.  Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

(d)Section 162(m).  To the extent applicable, Awards granted pursuant to the Plan are intended to be eligible for exemption from the limitations of Section 162(m) of the Code by reason of the post-initial public offering transition relief set forth in Section 1.162-27(f) of the Treasury Regulations.

12.Establishment of Sub-Plans

The Administrator may at any time and from time to time establish one or more sub-plans under the Plan (for local law compliance purposes or other purposes or administrative reasons determined by the Administrator) by adopting supplements to the Plan containing, in each case, (i) such limitations on the Administrator’s discretion under the Plan and (ii) such additional terms and conditions, as the Administrator deems necessary or desirable.  Each supplement so established will be deemed to be part of the Plan but will apply only to Participants within the group to which the supplement applies (as determined by the Administrator).

13.Governing Law

(a)Certain Requirements of Corporate Law.  Awards and shares of Stock will be granted, issued and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case, as determined by the Administrator.

(b)Other Matters.  Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 or as provided in Section 13(a), the domestic substantive laws of the State of New Hampshire govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c)Jurisdiction.  By accepting (or being deemed to have accepted) an Award, each Participant agrees or will be deemed to have agreed to (i) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of New Hampshire for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (ii) not commence any suit, action or other proceeding arising out of or based upon the Plan or any Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of New Hampshire; and (iii) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or any Award or the subject matter thereof may not be enforced in or by such court.

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Exhibit A

Definitions

The following terms, when used in the Plan, have the meanings and are subject to the provisions set forth below:

“Accounting Rules”:  Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Administrator”: The Compensation Committee, except with respect to such matters that are not delegated to the Compensation Committee by the Board (whether pursuant to committee charter or otherwise).  The Compensation Committee (or the Board, with respect to such matters over which it retains authority under the Plan or otherwise) may delegate (i) to one or more of its members (or one or more other members of the Board, including the full Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by Section 152 or 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate.  For purposes of the Plan, the term “Administrator” will include the Board, the Compensation Committee, and the person or persons delegated authority under the Plan to the extent of such delegation, as applicable.

“Award”: Any or a combination of the following:

(1)	Stock Options.
(2)	SARs.
(3)	Restricted Stock.
(4)	Unrestricted Stock.
(5)	Stock Units, including Restricted Stock Units.
(6)	Performance Awards.
(7)	Awards (other than Awards described in (1) through (6) above) that are convertible into or otherwise based on Stock.

“Beneficiary”:  In the event of a Participant’s death, the beneficiary named in the written designation (in a form acceptable to the Administrator) most recently filed with the Administrator by the Participant prior to his or her death and not subsequently revoked, or, if there is no such designated beneficiary, the executor or administrator of the Participant’s estate.  An effective beneficiary designation will be treated as having been revoked only upon receipt by the Administrator, prior to the Participant’s death, of an instrument of revocation in a form acceptable to the Administrator.

“Board”:  The Board of Directors of the Company.

“Cause”: In the case of any Participant who is party to an offer letter or employment or severance-benefit agreement that contains a definition of “Cause,” the definition set forth in such letter or agreement applies with respect to such Participant for purposes of the Plan for so long as such letter or agreement is in effect.  In every other case, “Cause” means, as determined by the Administrator, (i) the Participant’s willful failure to substantially perform his or her duties and responsibilities to the Company or a violation of a material Company policy; (ii) the Participant’s commission of fraud, embezzlement, any material act or acts of dishonesty, or other willful misconduct; (iii) the Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) the Participant’s material breach of any of his or her obligations under any written agreement or covenant with the Company.

“Change in Control”:  Any of:

(i)an event in which any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”) (other than (a) the Company, (b) any subsidiary of the Company, (c) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, and (d) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Section 13(d) of the 1934 Act), together with all affiliates and associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(ii)the consummation of the merger or consolidation of the Company with any other company, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) after which no “person” “beneficially owns” (with the determination of such “beneficial ownership” on the same basis as set forth in clause (a) of this definition) securities of the Company or the surviving entity of such merger or consolidation representing 50% or more of the combined voting power of the securities of the Company or the surviving entity of such merger or consolidation; or

(iii)the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, to the extent any amount constituting “nonqualified deferred compensation” subject to Section 409A would become payable under an Award by reason of a Change in Control, it shall become payable only if the event or circumstances constituting the Change in Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of subsection (a)(2)(A)(v) of Section 409A and the Treasury Regulations thereunder.

“Code”:  The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

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“Company”:  Vapotherm, Inc., a Delaware corporation.

“Compensation Committee”: The Compensation Committee of the Board.

“Covered Transaction”: Any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then-outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert; (ii) a sale or transfer of all or substantially all the Company’s assets; (iii) a Change in Control; or (iv) a dissolution or liquidation of the Company.  Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Date of Adoption”:  The earlier of the date the Plan was approved by the Company’s stockholders or adopted by the Board, as determined by the Committee.

“Director”:  A member of the Board who is not an Employee.

“Disability”:  A condition under which a Participant would be entitled to long-term disability benefits under the Company’s long-term disability plan in which the Participant participates.  Notwithstanding the foregoing, in any case in which a benefit that constitutes or includes “nonqualified deferred compensation” subject to Section 409A would be payable because the Participant has a Disability, the term Disability will mean a condition that would constitute a disability described in Treas. Regs. Section 1.409A-3(i)(4)(i)(A).

“Employee”: Any person who is employed by the Company or any of its subsidiaries.

“Employment”:  A Participant’s employment or other service relationship with the Company or any of its subsidiaries.  Employment will be deemed to continue, unless the Administrator otherwise determines, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or any of its subsidiaries.  If a Participant’s employment or other service relationship is with any subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Participant transfers Employment to the Company or one of its remaining subsidiaries.  Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations.  The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred.  Any such written election will be deemed a part of the Plan.

“Fair Market Value”:  As of a particular date, (i) the closing price for a share of Stock reported on the New York Stock Exchange (or any other national securities exchange on which the Stock is then listed) on that date or, if no closing price is reported for that date, the

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closing price on the immediately preceding date on which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422.  Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO in the applicable Award agreement.

“NSO”:  A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”:  An Award subject to performance-vesting conditions, which may include Performance Criteria.

“Performance Criteria”:  Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting, or full enjoyment of an Award.  A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result, or avoidance of loss and may be applied to a Participant individually, or to a business unit or division of the Company or to the Company as a whole and may relate to any or any combination of the following or any other criterion or criteria determined by the Administrator (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or the performance of one or more companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Administrator specifies):  sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; or strategic business criteria, consisting of one or more objectives based on:  meeting specified market penetration or value added, product development or introduction (including, without limitation, any clinical trial accomplishments, regulatory or other filings or approvals, or other product development milestones), geographic business expansion, cost targets, cost reductions or savings, customer satisfaction, operating efficiency, acquisition or retention, employee satisfaction, information technology, corporate development (including, without limitation, licenses, innovation, research or establishment of third-party collaborations), manufacturing or process development, legal compliance or risk reduction, or patent application or issuance goals. A Performance Criterion may also be based on individual performance and/or subjective performance criteria.  The Administrator may provide that one or more of the Performance Criteria applicable to such Award will be adjusted in a manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

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“Plan”:  The Vapotherm, Inc. 2018 Equity Incentive Plan, as from time to time amended and in effect.

“Prior Plan”:  The Vapotherm, Inc. 2015 Stock Incentive Plan, as amended.

“Restricted Stock”: Stock subject to restrictions requiring that it be forfeited, redelivered, or offered for sale to the Company if specified performance or other vesting conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the issuance of Stock or delivery of cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”:  A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code and the regulations thereunder.

“Section 422”: Section 422 of the Code and the regulations thereunder.

“Stock”: Common stock of the Company, par value $0.0001 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to issue Stock or deliver cash measured by the value of Stock in the future.

“Substitute Award”:  An Award issued under the Plan in substitution for one or more equity awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition.

“Unrestricted Stock”:  Stock not subject to any restrictions under the terms of the Award.

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